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                                                                   EXHIBIT 10.12

              Internet Domain and Trademark Assignment Agreement

          This Agreement is to be made effective on January 11, 1999 (the "Effective Date") between Epicenter Communications, Inc., a Delaware corporation ("Assignor") and PlanetRx, Inc., a California corporation ("Assignee") with respect to the following facts:

                                   Recitals

          A. Assignor is the registered owner of the Internet domains listed on Exhibit "A" hereto (collectively "Domains").

          B. Assignor is owns certain trademark/service mark registrations (listed on Exhibit A) and certain common law trademark/service mark rights in aids.com, arthritis.com, birth.com, cancer.com, cholesterol.com, depression.com, diabetes.com, obesity.com, nursing.com, pharmacist.com, physicians.com (collectively "Trademarks").

          C. Assignor has agreed to assign the Domains, Trademark Rights, and associated goodwill, on the terms set forth below:

                                   Agreement

1.   Assignment. Assignor hereby assigns, transfers and conveys to Assignee all
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right, title and interest in the Domains and the InterNic registration thereto, the Trademarks (including all associated goodwill). Assignor further waives all claims it has to the Domains and Trademarks and agrees to cease all use of the same.

2.   Compensation.
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     a.   1999 Revenue Participation.  Subject to the final sentence in this
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Section 2 (a), within ten (10) business days after the end of each calendar quarter in the year 1999, Assignee shall pay to Assignor or its nominee an amount equal to fifty percent (50%) of any revenues received by Assignee, directly from the use and/or exploitation of the Domains, including but not limited to sublicense fees or royalties, domain sponsorship revenues, and advertising revenues (collectively, the "1999 Domain Revenues"). In the event that any 1999 Domain Revenues are due to Assignee but are not paid to Assignee, Assignor's share thereof, shall thereafter be remitted to Assignor or its nominee within ten (10) days after Assignee's actual receipt thereof. Notwithstanding anything else herein, Assignee's maximum payment due to Assignor hereunder for Assignor's share in the 1999 Domain Revenues shall be limited to One Hundred Thousand Dollars ($100,000.00),and upon payment of $100,000 to Assignor or its nominee Assignee shall thereafter be entitled to retain all further 1999 Domain Revenues and no further payments shall be due to Assignor hereunder in the year 1999.

     b.   2000 Revenue Participation.  Subject to the final sentence in this
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Section 2 (b), within ten (10) business days after the end of each calendar quarter in the year 2000, Assignee shall pay to Assignor or its nominee an amount equal to fifty percent (50%) of any revenues received by Assignee, directly from the use and/or exploitation of the Domains, including but not limited to sublicense fees or royalties, domain sponsorship revenues, and advertising revenues
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(collectively, the "2000 Domain Revenues"). In the event that any 2000 Domain
Revenues are due to Assignee but are not paid to Assignee, Assignor's share thereof, shall thereafter be remitted to Assignor or its nominee within ten (10) days after Assignee's actual receipt thereof. Notwithstanding anything else herein, Assignee's maximum payment due to Assignor hereunder for Assignor's share in the 2000 Domain Revenues shall be limited to One Hundred Thousand Dollars ($100,000.00), and upon payment of $100,000 to Assignor or its nominee Assignee shall thereafter be entitled to retain all further 2000 Domain Revenues and no further payments shall be due to Assignor hereunder in the year 2000, or thereafter.

     c.   Records; Rights of Inspection. Assignee shall keep accurate records
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relating to the payments due to Assignor hereunder to the extent necessary or useful in calculating the 1999 Domain Revenues due to Assignor in the year1999 and the 2000 Domain Revenues due to Assignor in the year 2000. Upon not less than thirty (30) days' prior notice during the 1999 or 2000 calendar year, such records shall be open for inspection by a mutually agreed upon certified public accountant in order to confirm Assignee's compliance with its payment obligations described in Section 2(a) above. Such inspections shall be during normal business hours and shall be at Assignor's expense, unless such inspection discloses an underpayment of 3% or greater in which case Assignee shall be responsible for such costs.

3.   Further Assurances. Assignor shall assist Assignee in every proper way to
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evidence, record and perfect the assignments described in Section 1 above and to perfect, obtain, maintain, enforce, and defend the rights assigned. For example, Assignor agrees that it will immediately apply for and effect re-registration of the Domains in Assignee's name according to InterNic's current policy.

4.   Representations; Warranties. Assignor represents and warrants to the
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Assignee that: (a) Assignor is the sole owner (other than the Assignee) of all rights, title and interest in the Domains and Trademarks and (b) Assignor will discontinue all further use of the terms Aids.com, arthritis.com, birth.com, cancer.com, cholesterol.com, depression.com, diabetes.com, obesity.com, nursing.com, pharmacist.com, and physicians.com in association with any internet or world wide web services.

5.   Miscellaneous. This Agreement shall be construed pursuant to the laws of
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the State of California without regard to conflicts of laws provisions thereof.
In the event of a dispute hereunder which the parties are not able themselves to settle, either party may refer such dispute to binding arbitration before the JAMS/ENDISPUTE tribunal in San Francisco, CA and the award issued in such proceeding may be enforced in any court of competent jurisdiction. The prevailing party in such arbitration or enforcement proceeding shall be awarded its costs thereof, including reasonable attorneys' fees.

NetHealth.com                      PlanetRx, Inc.

By:                                By:

   Matthew Naythons, President        William J. Razzouk, Chairman & CEO

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                                   Exhibit A

                                LIST OF DOMAINS


                                   aids.com
                                 arthritis.com
                                   birth.com
                                  cancer.com
                                cholesterol.com
                                depression.com
                                 diabetes.com
                                  obesity.com
                                  nursing.com
                                pharmacist.com
                                physicians.com

                 List of Trademark/Service Mark Registrations
                        Obesity.com, Reg. No. 2,082,641
                      Depression.com, Reg. No. 2,076,617
                        Cancer.com, Reg. No. 2,076,616
                       Arthritis.com, Reg. No. 2,076,595